EX-99.(p)(15)

                                                                       May 2007

                                AMENDMENT TO THE
           STATE STREET GLOBAL ADVISORS / SSGA FUNDS MANAGEMENT, INC.
                                 CODE OF ETHICS

The following amends and supplements the State Street Global Advisors (SSgA) and SSgA Funds Management, Inc. (SSgA FM) (collectively, "SSgA") Code of Ethics dated October 2005. This Amendment should be kept with your copy of the October 2005 Code of Ethics. This Amendment and the October 2005 Code of Ethics are available on the SSgA Intranet Code of Ethics page.

         All employees, officers and directors of SSgA are responsible for maintaining the highest standards of integrity and ethical business conduct.

         Ethical Standards

         Each SSgA employee is responsible for maintaining the highest ethical standards when conducting SSgA's business. This means:

o Each employee has a fiduciary duty to SSgA clients and must at all times place the interests of clients first and may not take advantage of client transactions.

o Each employee must avoid or disclose conflicts with the interests of clients - - or even the appearance of such conflict - - whether or not there is a specific provision in the Code addressing the conflict.

         All personal securities transactions of employees must be conducted consistent with the Code and in such a manner as to avoid any abuse of the employee's position of trust and responsibility;

         No employee may take inappropriate advantage of his or her position (or knowledge received thereby) or engage in any fraudulent or manipulative practice with respect to client accounts.

         Code Requirements

         All employees must comply with the applicable U.S. Federal Securities Laws. (This includes the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Sarbanes-Oxley Act of 2002, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under these statutes, the Bank Secrecy Act and rules adopted thereunder by the SEC or the Department of the Treasury.)

         The Code further requires each employee to prepare and submit to Compliance initial, quarterly and annual personal securities holdings and transactions reports through the StarCompliance System. The Code and the StarCompliance System sets forth requirements for the time frames and information required for each of these reports, including certain information about securities owned by an employee's family members. The reports must be submitted in the stated timeframes and contain current information and will be reviewed by Compliance.

         SSgA will provide every employee with a copy of the Code and any amendments, and will require every employee to certify annually that he or she has reviewed and understands the Code and all amendments. The current Code is available on the SSgA Intranet Code of Ethics page.

         Each employee must report any violation of the Code, including by other employees, to his or her local Compliance officer. Failure to comply with the Code may result in serious sanctions including reprimands, fines, disgorgement of profits, or dismissal.

         If you have any question about the interpretation or applicability of any section of the Code, please consult your local Compliance officer.